                                                           Exhibit 99.B - (d)(4)

[ING(R) LOGO]

Laurie M. Tillinghast
Vice President
ING Partners, Inc.

151 Farmington Avenue, Hartford, CT 06156
Phone(860)723-3400 - Fax (860) 723-3413 - Laurie.Tillinghast@us.ing.com


August 20, 2004


Mr. Frederick A. Blum
Fred Alger Management, Inc.
30 Montgomery Street
Jersey City, NJ 07302

Dear Rick:

Regrettably, this letter serves to formally notify your firm that on Friday, August 13, 2004, the independent directors of ING Partners, Inc. voted to terminate your subadvisory contract for ING Alger Growth, ING Alger Aggressive Growth and ING Alger Capital Appreciation.

This action will be effective after the close of business on Friday, November 5, 2004. Over the next few weeks, we will be putting together a transition plan to accomplish this.

We thank you for your support and service to ING Partners, Inc. shareholders and look forward to a smooth transition.

Sincerely,

/s/ Laurie M. Tillinghast

Laurie M. Tillinghast

cc:    James Hennessy, President
       Huey Falgout, Counsel
       William Evans